Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-251242, 333-253941, 333-263125, 333-265306, and 333-270029) on Form S-8 of our report dated February 20, 2024, with respect to the consolidated financial statements of DoorDash, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 20, 2024